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                     AMENDED AND RESTATED STOCKHOLDERS AGREEMENT


      This Amended and Restated Stockholders Agreement (this "Agreement") is made as of October 10, 1996, by and among Golden State Acquisition Corp., a Delaware corporation (the "Company"), and the parties listed on the signature pages hereto (collectively, the "Stockholders").


                                   R E C I T A L S:

            A. The parties hereto entered into that certain Stockholders Agreement dated as of April 27, 1995 (the "Original Stockholders Agreement").

            B. The parties to the Original Stockholders Agreement desire to amend and restate such agreement on the terms and subject to the conditions set forth herein.

            C. The execution and delivery of this Agreement is a condition to the purchase and sale by certain parties hereto of shares of the capital stock of the Company pursuant to the terms of that certain Stock Purchase Agreement dated of even date herewith (the "Stock Purchase Agreement").


                                  A G R E E M E N T:

            NOW, THEREFORE, in consideration of the foregoing promises, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

            1.    CORPORATE GOVERNANCE.

                  (a) From and after the Closing Date and until the termination of this Agreement, each Stockholder entitled to vote its shares of capital stock shall take all actions within such Stockholder's control, and the Company shall take all actions within its control, in each case, so that:

                        (i)   The Board shall be comprised of
five (5) directors;

                        (ii) The Board shall consist of three (3) individuals to be designated by SBIC Partners, which individuals initially shall be Jeffrey
J. Brown, Nicholas B. Binkley and Douglas R. Wolter and (A) one (1) individual designated by O'Neill, which individual shall initially be Jeffrey B. O'Neill and (B) one (1) individual designated by Exeter, which individual shall initially be Keith R. Fox;

                        (iii) If any of the individuals set forth in
Section 1(a)(ii) dies, becomes disabled, resigns, is removed from the Board or sought to be removed by the party


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designating such individual or is otherwise unable to continue to serve as a director, the party designating such individual shall have the right to designate a replacement therefor and shall notify each other member of the Board of the identity of such replacement, and each Stockholder shall, in any case, vote in favor of the action recommended by such party;

                        (iv) Hancock shall, in accordance with the terms and conditions of the Certificate of Designations of 12% Senior Redeemable Exchangeable Preferred Stock of the Company, be entitled, under certain circumstances, to designate up to three individuals to the Board, in which case the Board shall adopt a resolution of the Board of Directors of the Company authorizing an increase in the size of the Board to provide for such additional members;

                        (v) The composition of the board of directors of each of the Company's subsidiaries, including without limitation Golden State Vintners ("GSV") (each, a "Sub Board"), shall be the same as that of the Board;

                        (vi) All committees of the Board and all Sub Boards shall contain at least a majority of members designated by SBIC Partners; and

                        (vii) Any committee of the Board or a Sub Board shall be created only upon, and may be disbanded only upon, the approval of a majority of the Board of the applicable entity.

                  (b) The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board, any Sub Board, any committee thereof and related Company matters. Additionally, except with respect to O'Neill, each director shall be entitled to an annual fee of $12,500, payable on the last day of each month in twelve equal installments (commencing on the first month in which such director's term commences), for each month in which such director serves on the Board, which monthly fee shall be pro-rated to take into account the actual number of days served. Each director shall also be entitled to receive all perquisites, including, without limitation, any stock options, granted or provided to other members of the Board.

                  (c) If any party fails to designate a representative to fill a directorship pursuant to the terms of this Section 1, the election of an individual to such directorship shall be accomplished in accordance with the Company's Bylaws and applicable law.

                  (d) The prior written consent of SBIC Partners, which consent shall be subject to the sole discretion of SBIC Partners, shall be required with respect to the following actions by the Company or GSV and any subsidiary of either entity (each, "Subsidiary"):

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                        (i)   The merger, consolidation, sale of assets or
stock, dissolution or liquidation of the Company or GSV or any Subsidiary, including without limitation, an initial public offering of shares of Common Stock;

                        (ii) Any amendment to (A) the Company's Certificate of Incorporation or Bylaws, (B) GSV's Articles of Incorporation or Bylaws or
(C) the Articles or Certificate of Incorporation, as the case may be, or any other charter document of any Subsidiary;

                        (iii) The acquisition by the Company, GSV or any Subsidiary, or investment in, any other business entity;

                        (iv) Any material change in the Company's, GSV's or any Subsidiary's business as presently conducted;

                        (v) Any loan or guarantee by the Company, GSV or any Subsidiary, or the material increase in the indebtedness of the Company, GSV or any Subsidiary; and

                        (vi) (A) The making of any loan, advance or guarantee to, or for the benefit of, (B) the sale, lease, transfer or other disposition of any of the Company's, GSV's or any Subsidiary's properties or assets to, or for the benefit of or (C) the purchase or lease of any property or assets from, or the entering into or amending of any contract, agreement or understanding with, or for the benefit of, any Affiliate of the Company, GSV or any Subsidiary including, without limitation, any Stockholder or such Stockholder's Affiliates.

                  (e) The rights of any Stockholder under this Section 1 shall terminate at such time as any Stockholder and its permitted transferees hold in the aggregate less than 10% of the shares of Common Stock or Junior Preferred Stock, as the case may be, initially held by such Persons on the date hereof.

                  (f) The Stockholders hereby authorize the Board to increase the size of the Board as required by Section 1(a)(iv).

            2. REPRESENTATIONS AND WARRANTIES; ACKNOWLEDGMENT. Each Stockholder represents and warrants that (a) such Stockholder is the record owner of the securities of the Company set forth opposite such Stockholder's name on the Schedule of Stockholders attached hereto as Schedule A,(b) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms and (c) such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement. Each

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Stockholder acknowledges and agrees that such Stockholder will not grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement, unless required to do so by any law or regulation applicable to such Stockholder.

            3.    PREEMPTIVE RIGHTS

                  (a) Except for issuances of equity securities of the Company or options or other rights to acquire equity securities of the Company (i) in connection with a registered public offering, (ii) to employees of the Company or GSV pursuant to options or under a stock option plan approved by the Board of Directors, (iii) to any financial institution in connection with the incurrence of Indebtedness by the Company or GSV, (iv) as payment of all or a portion of the purchase price of any business or assets thereof acquired by the Company, or
(v) upon the exercise of any option or other right described in any of clauses
(i) through (iv) above, if the Company authorizes the issuance or sale of any equity securities of the Company or any securities containing options or rights to acquire any equity securities of the Company (other than as a dividend on shares of Common Stock outstanding), the Company shall first offer to sell to each Stockholder, at the same price and on the same terms, a portion of such securities, options or rights (the "New Securities") equal to the quotient of
(i) the number of shares of Common Stock or Junior Preferred Stock held by such Stockholder divided by (ii) the total number of shares of Common Stock outstanding on a fully diluted bases after giving effect to all shares of Common Stock issuable upon conversion of any convertible securities or the exercise of any option, warrant or similar right, whether or not such conversion right or option, warrant or similar right is then exercisable, provided that holders of non-voting securities shall be only entitled pursuant to this Section 3 to acquire non-voting securities of the same class held thereby and, in that regard, the term "New Securities" shall include such appropriate number of non-voting securities to be acquired by such Stockholder holding non-voting securities, in lieu of a like number of voting securities, as the case may be.

                  (b) In order to exercise its purchase rights pursuant to this Section 3, a Stockholder must, within twenty (20) days after receipt of written notice from the Company describing in reasonable detail the New Securities being offered, the purchase price thereof, the payment terms and such Stockholder's percentage allotment, deliver a written notice to the Company describing its election. If all of the New Securities offered to the Stockholders are not fully subscribed by the Stockholders, the remaining New Securities shall be reoffered by the Company to the Stockholders purchasing their full allotment upon the terms set forth in this Section 3 until either all such New Securities have been subscribed for or no Stockholder subscribes for additional New Securities, except that such Stockholder must give written notice of its election to purchase such reoffered New Securities within ten (10) days after receipt of notice of any such reoffer.

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                  (c)   During the 180 days after the expiration of the offering
periods described above, the Company shall be entitled to sell any New
Securities which the Stockholders have not elected to purchase, on terms and conditions no more favorable to the purchasers thereof than those offered to the Stockholders. Any New Securities offered or sold by the Company after such 180-day period must be reoffered to the Stockholders pursuant to the terms of this Section 3.

                  (d) If the New Securities possess voting rights, a Stockholder may request, and the Company shall issue to the requesting Stockholder, in place of the New Securities such Stockholder would be entitled to purchase pursuant to this Section 3, securities that are identical to the New Securities except that such securities (i) will be non-voting and (ii) will be convertible into New Securities at the request of the Stockholder on a share-for-share basis.

            4.    RESTRICTIONS ON TRANSFER.

                  (a) TRANSFER OF SECURITIES. Subject to the provisions of this Section 4, each Stockholder and its Affiliates may sell, transfer, assign, pledge or otherwise dispose of, whether with or without consideration and whether voluntarily or involuntarily or by operation of law (collectively, a "Transfer"), shares of Common Stock or Junior Preferred Stock held by them at any time, provided that no Stockholder may Transfer or offer to Transfer any such shares to any third party purchaser engaged, directly or indirectly, in a business in competition with the business of the Company, GSV or any Subsidiary, including without limitation, the business of (A) growing wine grapes on a long-term contract basis, (B) processing, custom crushing and selling commodity and premium wine grapes, (C) producing proprietary case goods, (D) bottling wine for unrelated third parties on a contract basis or (E) bottling and selling wine on a retail or wholesale basis. Prior to transferring any shares of Common Stock or Junior Preferred Stock to any Person in accordance with the provisions of this Section 4(a), the transferring holders of such securities shall cause the prospective transferee to execute and deliver to the Company, for the benefit of the Company and the other Stockholders, a counterpart of this Agreement pursuant to which such transferee agrees to be bound as a "Stockholder" by the provisions of this Agreement.

                  (b)   CO-SALE RIGHT.

                        (i) With respect to any proposed Transfer of shares of Common Stock or Junior Preferred Stock (collectively, the "Transfer Securities") by any Stockholder or any of its Affiliates (collectively, the "Selling Group"), to a Person (the "proposed purchaser"), other than pursuant to an Exempt Transfer, as defined below, and other than with respect to any Transfer of shares of Class E Common Stock by Hancock or its affiliates, all other Stockholders (collectively, the "Co-Sale Stockholders") shall each have the right (the "Co-Sale Right") to require the proposed purchaser to purchase from each of

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them (in lieu of a portion of the Transfer Securities to be sold by the Selling
Group) up to the number of shares of Common Stock or Junior Preferred Stock, as the case may be, owned by each such Co-Sale Stockholder that equals the sum of
(A) the number determined by multiplying the total number of Transfer Securities by the Pro Rata Portion of such Co-Sale Stockholder and (B) any additional shares of Common Stock or Junior Preferred Stock such Co-Sale Stockholder shall be entitled to Transfer pursuant to Section 4(b)(ii) if any other Co-Sale Stockholder elects not to exercise its rights hereunder. Any shares of Common Stock or Junior Preferred Stock purchased from Co-Sale Stockholders pursuant to this Section 4(b) shall be paid for at the same price per share and upon the same terms and conditions as those in the proposed transfer, it being agreed, however, that such terms and conditions do not include the making of any representations and warranties, indemnities or other similar agreements other than representations and warranties with respect to title of the shares being sold and authority to sell such shares and indemnities directly related thereto. The Selling Group shall notify each Co-Sale Stockholder in writing of each such proposed transfer, which notice (a "Notice of Transfer") shall be delivered at least forty-five (45) days prior to such proposed transfer and shall set forth:
(1) the number of shares of Common Stock or Junior Preferred Stock proposed to be transferred, (2) the name and address of the proposed purchaser, (3) the proposed amount and form of consideration and terms and conditions of payment and purchase offered by such proposed purchaser and (4) that the proposed purchaser has been informed of the Co-Sale Right provided for in this
Section 4(b) and has agreed to purchase shares of Common Stock or Junior Preferred Stock in accordance with the terms of this Agreement.

                        (ii) The Co-Sale Right may be exercised by any Co-Sale Stockholder by delivery of a written notice to the Selling Group (the "Co-Sale Notice") within thirty (30) days following its receipt of the Notice of Transfer. The Co-Sale Notice shall state the number of shares of Common Stock or Junior Preferred Stock that such Co-Sale Stockholder proposes to include in the proposed transfer, as determined in Section 4(b)(i), plus the number of additional shares of Common Stock or Junior Preferred Stock, if any, that such Co-Sale Stockholder would be willing to sell to the proposed purchaser in the event that any of the other Co-Sale Stockholders elect not to fully exercise their Co-Sale Rights. If any other Co-Sale Stockholder has not fully exercised its Co-Sale Rights, the maximum amount of additional shares of Common Stock or Junior Preferred Stock that each such Co-Sale Stockholder shall be entitled to sell pursuant to Section 4(b)(i) shall be determined by multiplying the total number of shares of Common Stock or Junior Preferred Stock that, under the formula described in Section 4(b)(i), all Co-Sale Stockholders not electing to sell shares in such proposed transfer could have elected to sell to the proposed purchaser but elected not to so sell, by a fraction, the numerator of which is the shares of Common Stock or Junior Preferred Stock owned by the Co-Sale Stockholder electing to sell additional shares of Common Stock or Junior Preferred Stock and the denominator of which is the total number of shares of Common Stock or Junior Preferred Stock owned by all Co-Sale Stockholders that delivered Co-Sale Notices.

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                        (iii) If any Co-Sale Notice is received by the Selling
Group from any Co-Sale Stockholder during the thirty (30) day period referred to above and the proposed purchaser does not purchase all of the shares of Common Stock or Junior Preferred Stock set forth in each such Co-Sale Notice received by the Selling Group on the same terms and conditions as specified in the Notice of Transfer, then the Selling Group shall not be permitted to sell any Transfer Securities to the proposed purchaser in the proposed transfer or grant any rights with respect thereto. If no Co-Sale Notices are received by the Selling Group during the thirty (30) day period referred to above, the Selling Group shall have the right, for a period of forty-five (45) days after the expiration of the thirty (30) day period during which a Notice of Transfer can be delivered by a Co-Sale Stockholder, to transfer the Transfer Securities specified in the Notice of Transfer referred to in the last sentence of the preceding paragraph on terms and conditions no more favorable than those stated in the Co-Sale Notice and in accordance with the provisions of this Section 4.

                        (iv) Each Co-Sale Stockholder electing to participate in a proposed Transfer shall deliver to the purchaser specified in the Notice of Transfer, against payment of the total purchase price for the securities to be purchased at the price per share specified in such Notice of Transfer (with such price per share to be determined as if all shares of Junior Preferred Stock are converted into shares of Common Stock in the manner set forth in the Junior Certificate of Designation), a certificate or certificates representing the number of shares of Common Stock or Junior Preferred Stock, as the case may be, which it has elected to sell pursuant to this Section 4(b), together with appropriate instruments of transfer duly endorsed in blank.

                  (c)   RIGHT OF FIRST OFFER UPON TRANSFER.

                        (i) Except with respect to an Exempt Transfer, if any Stockholder or its respective Affiliates (each a "proposed seller") wishes to Transfer all or any portion of their respective shares of Common Stock or Junior Preferred Stock (collectively, the "Offered Securities"), then the proposed seller shall notify the Board of Directors in writing of its desire to Transfer such Offered Securities, such notice (the "Proposal Notice") to set out with particularity the identity and number of Offered Securities that the proposed seller wishes to Transfer. The Company shall have a period of five (5) days, if the Proposal Notice is from Hancock, or twenty (20) days for any other Proposal Notice to inform the proposed seller, in writing (the "Purchase Proposal"), of the price (the "Proposed Purchase Price") that the Company would be willing to pay, in cash, for the number of Offered Securities set forth in the Proposal Notice. The Company may assign to any third party, including without limitation, any Stockholder (collectively, an "Assignee"), the right to make a Purchase Proposal to the proposed seller within such twenty (20) day period.

                        (ii)  Notwithstanding anything set forth in
Section 4(c)(i) to the contrary, if SBIC Partners is the proposed seller, then the SBIC Partners designees on the

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Board of Directors shall only have one (1) vote with respect to the terms and conditions of the Purchase Proposal, if any, to be made by the Company to such proposed seller with respect to the Offered Securities.

                        (iii) The proposed seller shall have the right, within twenty (20) days after the receipt of the Purchase Proposal to accept such proposal and to transfer the Offered Shares to the Company or the Assignee, as the case may be. If the proposed seller accepts such Purchase Proposal, the Company or the Assignee, as the case may be, and the proposed seller shall enter into a stock purchase agreement with respect to the Transfer of the Offered Shares, such agreement to be on terms and conditions reasonably acceptable to such parties, it being understood that such proposed seller shall not be required to make any representations, warranties or indemnities thereunder, except with respect to title to the Offered Shares and authority to sell such shares.

                        (iv) If the proposed seller does not accept the Purchase Proposal, the proposed seller shall have the right, for a period of ninety (90) days after receipt of the Purchase Proposal (the "Sale Period"), to Transfer all, but not less than all, of the Offered Securities set forth in the Proposal Notice to any third party for an aggregate price for such Offered Securities that is greater than the Proposed Purchase Price and on terms that are at least as favorable as set forth in the Purchase Proposal. If the proposed seller is not able to consummate such purchase and sale prior to the expiration of the Sale Period, the proposed seller shall not be entitled to Transfer any of its shares of Common Stock or Junior Preferred Stock without first complying with the requirements of Section 4(c)(i).

                        (v)   The provisions of this Section 4(c) and of
Section 4(b) shall not apply to Transfers by and between any Stockholder and its respective Affiliates, so long as each such transferee has agreed in writing to be bound by this Agreement, or to Transfers by the Stockholders or any of their respective Affiliates pursuant to an effective registration statement under the Securities Act (each, an "Exempt Transfer").

                  (d)   RIGHTS TO COMPEL SALE.

                        (i) If SBIC Partners (also referred to herein sometimes as the "Transferring Stockholder"), proposes to Transfer all, but not less than all, of any shares of Common Stock held by it to another Person (other than an Affiliate), then the Transferring Stockholder may, at its option, require the remaining Stockholders and their respective Affiliates (collectively, the "Remaining Stockholders"), subject to the rights of the holders of Class E Common Stock under the Hancock Securities Purchase Agreement, to sell all of the shares of Common Stock and/or Junior Preferred Stock owned by them (collectively, the "Designated Securities") to such Person for the same consideration on a per share basis (determined as if all shares of Junior Preferred Stock were converted to Common Stock in the manner set forth in the Junior Certificate of Designation) and otherwise on the same

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terms and conditions upon which the Transferring Stockholder is selling its
Common Stock and/or Junior Preferred Stock, provided that any Remaining Stockholders selling equity securities of the Company pursuant to this
Section 4(d) will not be required to make any representations, warranties or indemnities in connection with such sale other than representations and warranties with respect to title of the shares being sold and authority to sell such shares and indemnities directly related thereto.

                        (ii) The Transferring Stockholder shall send written notice of the exercise of its rights pursuant to this Section 4(d) to each of the Remaining Stockholders, which notice of transfer shall be delivered at least thirty (30) days prior to such Transfer, and shall also set forth the consideration per share of Designated Securities to be paid by the third party purchaser and the other terms and conditions of such Transfer. On or prior to the closing date of such Transfer, each of the Remaining Stockholders shall deliver to the purchaser of the Designated Securities certificates representing the Designated Securities held by such Remaining Stockholders, together with appropriate instruments of transfer, duly endorsed in blank, and with all other documents required to be executed in connection with such transaction, against payment of the total purchase price for the Designated Securities to be purchased (at the price per share specified in the Notice of Transfer referred to in this Section 4(d)) in accordance with instructions delivered by such Remaining Stockholder to the Transferring Stockholder not later than the day immediately preceding the closing of such Transfer. In the event that a Remaining Stockholder should fail to deliver such certificates to the purchaser of the Designated Securities in the manner set forth above, the Company shall cause the books and records of the Company to show that such Designated Securities are bound by the provisions of this Section 4(d) and that such Designated Securities shall be transferred only to the third party purchaser upon surrender for transfer by the holder thereof.

                        (iii) Simultaneously with the consummation of the sale of equity securities of the Company held by the Transferring Stockholder and of Designated Securities held by the Remaining Stockholders pursuant to this
Section 4(d), the Company shall furnish such evidence of the completion and time of completion of such sale or other disposition and the terms thereof as may be reasonably requested by such Remaining Stockholders.

                  (e) CONDITIONS TO THE COMPANY'S EFFECTING A TRANSFER. The Company agrees not to effect any Transfer of shares of Common Stock or Junior Preferred Stock by any Stockholder pursuant to the provisions of this Section 4 until the Company has received evidence reasonably satisfactory to the Company that the rights granted to certain of the Stockholders pursuant to this
Section 4, if applicable to such Transfer, have been complied with in all respects. Any Person purchasing any shares of Common Stock or Junior Preferred Stock pursuant to this Section 4 shall deliver to the Company, as a precondition to consummating such purchase and sale,(i) an appropriate investment representation as required by counsel to the Company, (ii) written evidence reasonably satisfactory to the

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Company to the effect that (A) such Person is an "accredited investor," as such term is defined under Rule 501 under the Securities Act, and that (B) such Person has consented to be bound by the terms of this Agreement to the same extent as the seller of such securities and (iii) in the case of any Transfer to any transferee any other documentation, approval, consent, notice or opinion of counsel that may be reasonably requested by the Company or required by this Agreement or applicable law in order to effectuate the purchase and sale of such securities.

            5.    SALE OF THE COMPANY

                  (a) Any time after the Closing Date, at the request of SBIC Partners, the Company shall engage a reputable, nationally-recognized underwriter reasonably acceptable to the Board, and, with the assistance of such underwriter and the advise of SBIC Partners, the Company shall (i) solicit interests in and initiate discussions with potential purchasers of the assets or capital stock of the Company and/or GSV or (ii) reorganize, recapitalize or refinance the senior or subordinated debt or the equity of the Company in a manner reasonably acceptable to SBIC Partners (collectively, a "Sale of the Company"). In connection with such a Sale of the Company, except as otherwise set forth in this Section 5(a), all shares of Common Stock shall be treated equally, share and share alike. Each holder of Common Stock and Junior Preferred Stock shall vote for, consent to, and raise no objections against, such Sale of the Company. If the Sale of the Company is structured as (ix) a merger or consolidation, each holder of Common Stock and Junior Preferred Stock shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation or (x) a sale of Stock, each holder of Common Stock and Junior Preferred Stock shall agree to sell all of its shares of Common Stock and Junior Preferred Stock and rights to acquire shares of Common Stock on the terms and conditions approved by SBIC Partners. Each holder of Common Stock and Junior Preferred Stock shall take all necessary or desirable actions in connection with the consummation of the Sale of the Company as requested by SBIC Partners. The obligations of any holder of Class E Common Stock shall be subject to the right of such holder under the Hancock Securities Purchase Agreement. The obligations of the holders of Junior Preferred Stock in this Section 5(a) shall be subject to the rights of such holders to cause the Company to redeem their shares in accordance with the provisions of the Junior Certificate of Designations.

                  (b) The obligations of the holders of Common Stock and Junior Preferred Stock with respect to the Sale of the Company are subject to the satisfaction of the following conditions: (i) upon the consummation of the Sale of the Company, each holder of Common Stock and Junior Preferred Stock shall receive the same form of consideration and the amount of consideration as set forth in Section 6 below; (ii) if any holders of a class of Common Stock or Junior Preferred Stock are given an option as to the form and amount of consideration to be received, each holder of such class of Common Stock and Junior Preferred Stock shall be given the same option; and (iii) each holder of then currently

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exercisable rights to acquire shares of a class of Common Stock and Junior
Preferred Stock shall be given an opportunity to either (A) exercise such rights prior to the consummation of the Sale of the Company and participate in such sale as holders of such class of Common Stock and Junior Preferred Stock or
(B) upon the consummation of the Sale of the Company, receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per share of Common Stock and Junior Preferred Stock received by holders of such class of Common Stock and Junior Preferred Stock in connection with the sale of the Company less the exercise price per share of Common Stock and Junior Preferred Stock of such rights to acquire such class of Common Stock and Junior Preferred Stock by (2) the number of shares of such class of Common Stock and Junior Preferred Stock represented by such rights.

            6. DISTRIBUTION UPON SALE OF THE COMPANY. In the event of a Sale of the Company, each Stockholder shall receive in exchange for its Common Stock and Junior Preferred Stock the same portion of the aggregate consideration from such Sale of the Company that such Stockholder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Company's Certificate of Incorporation as in effect immediately prior to such Sale of the Company. Each holder of Common Stock and Junior Preferred Stock shall take all necessary or desirable actions in connection with the distribution of the aggregate consideration from such Sale of the Company as requested by the Company.

            7. LEGEND. Each certificate evidencing all of the Company's outstanding Common Stock and Junior Preferred Stock held by each of the Stockholders, each certificate issued in exchange for any Junior Preferred Stock held by any Stockholder and each certificate issued upon exercise of any option, warrant, convertible securities and other rights to acquire shares of Common Stock or Junior Preferred Stock held by any Stockholder shall be stamped or otherwise imprinted with a legend in substantially the following form:

            "THE SECURITIES REPRESENTED HEREBY (A) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN A TRANSACTION REGISTERED UNDER SUCH ACT OR PURSUANT TO AN AVAILABLE EXEMPTION THEREFROM UNDER SAID ACT OR THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND (B) ARE SUBJECT TO THE PROVISIONS, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER, SET FORTH IN THAT CERTAIN AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED AS OF OCTOBER 10, 1996 BY AND AMONG THE COMPANY AND THE SIGNATORIES THERETO. A COPY OF SUCH STOCKHOLDERS AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

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

The legend immediately set forth above shall be removed from the certificates evidencing any shares of capital stock upon an Initial Public Offering.

            8. TRANSFERS IN VIOLATION OF AGREEMENT. Any Transfer or attempted Transfer of any shares of Common Stock or Junior Preferred Stock in violation of any provision of this Agreement shall be void, AB INITIO, and the Company shall not record such Transfer on its books or treat any purported transferee(s) of such Common Stock or Junior Preferred Stock as the owner of such shares for any purpose.

            9. DEFINED TERMS. For purposes of this Agreement, the following terms shall have the following meanings:

                  "Affiliate" shall mean, with respect to any Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, (ii) any spouse, immediate family member or other relative who has the same principal residence of any Person described in clause (i) above, (iii) any trust in which any such Persons described in clause (i) or (ii) above has a beneficial interest and (iv) any corporation or other organization of which any such Persons described in clause
(i) or (ii) above collectively own more than 50% of the equity of such entity. For purposes of this definition, ownership of 10% or more of the voting common equity of a Person shall be deemed to be control of such Person.

                  "Certificate" shall mean the Certificate of Incorporation of the Company, as originally filed with the Delaware Secretary of State on April 18, 1995 and as amended to date.

                  "Closing Date" shall mean October 10, 1996.

                  "Common Stock" shall mean, collectively: (i) the Class B Common Stock and the Class E Common Stock of the Company, in each case, purchased or otherwise acquired by any Stockholder; (ii) any equity securities issued or issuable directly or indirectly with respect to the common stock referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; and (iii) any other shares of any class or series of common stock of the Company held by a Stockholder.

                  "Exeter" shall collectively mean Exeter Equity Partners, L.P., a Delaware limited partnership, and Exeter Venture Lenders, L.P., a Delaware limited partnership.

                  "Hancock" shall mean the John Hancock Mutual Life Insurance Company.

                  "Hancock Securities Purchase Agreement" shall mean that certain Securities Purchase Agreement dated April 21, 1995, as amended from time to time, by and among Hancock, GSV and the Company.

                  "Indebtedness" shall mean all indebtedness for borrowed money, all indebtedness under revolving credit agreements, all capitalized lease obligations and all guarantees of any of the foregoing.

                  "Initial Public Offering" shall mean the consummation of an initial public offering of at least twenty percent (20%) of the Company's Common Stock that results in gross proceeds to the Company of at least Thirty-Five Million Dollars ($35,000,000).

                  "Junior Certificate of Designation" shall mean the Certificate of Powers, Designations, Preferences and Relative, Participatory, Optional and Other Special Rights of Junior Exchangeable Preferred Stock and Qualifications, Limitations and Restrictions thereof, as filed with the Delaware Secretary of State on April 25, 1995.

                  "Junior Preferred Stock" shall mean the 6% Junior Exchangeable Preferred Stock of the Company, par value $0.01 per share.

                  "O'Neill" shall mean Jeffrey B. O'Neill, an individual.

                  "Person" shall mean any corporation, partnership, limited liability company, trust, individual, unincorporated organization or a governmental agency or political subdivision thereof, as the context may require.

                  "Pro Rata Portion" shall mean, with respect to each Stockholder, the proportion that the number of shares of Common Stock issued to and held, or issuable upon conversion of shares of Junior Preferred Stock, such conversion of shares to be determined as if all such shares of Junior Preferred Stock were converted into shares of Common Stock in the manner set forth in the Junior Certificate of Designation.

                  "SBIC Partners" shall mean SBIC Partners, L.P., a Texas limited partnership, and each Affiliate thereof.

            10. AMENDMENT AND WAIVER. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved in writing by the Company and SBIC Partners, provided that no such modification, amendment or waiver shall adversely affect the rights hereunder of any Stockholder vis-a-vis the other Stockholders without the approval in writing of such affected Stockholders. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

            11. TERMINATION. This Agreement shall terminate on the consummation of an Initial Public Offering.

            12. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or Rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

            13. ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way individually without limitation, the Original Stockholders Agreement, which shall for all intents and purposes be null and void hereafter.

            14. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Junior Preferred Stock or Common Stock, respectively, and the respective successors and assigns of each of them, so long as they hold Junior Preferred Stock or Common Stock, respectively.

            15. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

            16. REMEDIES. The Company and the Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor, whether at law or in equity. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.


            17. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) or sent via facsimile to any recipient, in the case of the Company, at the address and facsimile number on the signature page hereto, and, with respect to all other requests, at the address and facsimile number indicated beneath such recipient's name on SCHEDULE A hereto and to any subsequent holder of Common Stock or Junior Preferred Stock, as the case may be, subject to this Agreement at such address as indicated by the Company's records, or at such address and facsimile number or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail, one day after deposit with a reputable overnight courier service and one day after confirmation of facsimile transmission is received.

            18. GOVERNING LAW. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

            19. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.


               [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:                            GOLDEN STATE ACQUISITION CORP.,
                                    a Delaware corporation


                                    By:
                                          -------------------------------------
                                          Name:  Jeffrey B. O'Neill
                                          Title:  Chief Executive Officer


                                    Address:

                                    60 East Sir Francis Drake Blvd., Suite 302
                                    Larkspur, CA  94939
                                    Fax No.: (415) 461-4497

STOCKHOLDERS:

SBIC PARTNERS:                      SBIC PARTNERS, L.P.,
                                    a Texas limited partnership

                                    By:   Forrest Binkley & Brown L.P.,
                                          General Partner

                                       By:  Forrest Binkley & Brown Venture Co.,
                                            General Partner


                                            By:
                                                -------------------------------
                                                Jeffrey J. Brown
                                                Office of the President



O'NEILL:                                  -----------------------------------
                                          Jeffrey B. O'Neill

HANCOCK:                            JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                                          By:
                                                -------------------------------
                                                Phillip Peters, Senior
                                                Investment Officer

HOLDERS OF JUNIOR
  PREFERRED STOCK:
                                    MASSACHUSETTS MUTUAL LIFE
                                    INSURANCE COMPANY

                                          By:
                                                -------------------------------
                                                John B. Joyce, Vice President



                                    MASSMUTUAL PARTICIPATION INVESTORS

                                          By:
                                                -------------------------------
                                                John B. Joyce, Vice President



                                    MASSMUTUAL CORPORATE INVESTORS

                                          By:
                                                -------------------------------
                                                John B. Joyce, Vice President



                                    BANKAMERICA INVESTMENT CORPORATION

                                          By:
                                                -------------------------------
                                                Jeffrey M. Mann, Principal


                                    JEFFREY B. O'NEILL
                                    ROBIN BOARD

                                          By:
                                                -------------------------------
                                                Jeffrey B. O'Neill

115595.3

                                      SCHEDULE A

                               SCHEDULE OF STOCKHOLDERS



     Name of Stockholder                Capital Stock
   ---------------------------------    --------------------------

     SBIC Partners, L.P.                1,398,663 shares of
     201 Main Street,                   Class B Common Stock
     Suite 2302
     Fort Worth, TX  76102
     Attn: Jeffrey Brown
     Fax No.: (817) 338-2047

     Jeffrey B. O'Neill                 206,611 shares of Class B
     60 East Sir Francis Drake          Common Stock
     Blvd., Suite 302
     Larkspur, CA  94939                33,315 shares of Junior
     Fax No.:  (415) 461-4497           Preferred Stock

     Exeter Equity                      310,291 shares of
     Partners, L.P.                     Class B Common Stock
     Exeter Venture
     Lenders, L.P.
     10 East 53rd Street
     New York, NY 10022
     Attn:  Ruth R. Fox
     Fax No.:  (212) 872-1198

     John Hancock Mutual                100,000 shares of Senior
     Life Insurance Company             Preferred Stock
     200 Clarendon Street
     57th Floor                         414,079 shares of
     P. O. Box 111                      Series E
     Boston, MA  02117                  Common Stock
     Attn: Bond and
     Corporate Finance
     Fax No.:  (617) 572-9268


Copy to:    1900 Point West Way
            Suite 1888
            Sacramento, CA  95815
            Attn: Office Manager

            Fax No.:  (916) 922-4777






            Name of Stockholder                             Capital Stock
   ---------------------------------                --------------------------


       Massachusetts Mutual Life                      43,823 shares of Junior
       Insurance Company                              Preferred Stock
       1295 State Street
       Springfield, MA 01111-0001
       Attn: Wallace Roger
       Fax No.: (413) 744-6127

       Massachusetts Participation                    5,056 shares of Junior
       Investors                                      Preferred Stock
       1295 State Street
       Springfield, MA 01111-0001
       Attn: John B. Joyce
       Fax No.:  (413) 744-6127

       Massachusetts Corporate                        10,113 shares of Junior
       Investors                                      Preferred Stock
       1295 State Street
       Springfield, MA 01111-0001
       Attn: John B. Joyce
       Fax No.:  (413) 744-6127

       BankAmerica Investment                         52,621 shares of Junior
       Corporation                                    Preferred Stock
       231 South LaSalle Street
       Chicago, IL 60697
       Attn: Jeffrey M. Mann
       Fax No.:  (312) 828-6298

       Ms. Robin Board                               33,177 shares of Junior
       c/o Jeffrey B. O'Neill                        Preferred Stock

       Jeffrey B. O'Neill                            33,315 shares of Junior
                                                     Preferred Stock

                            GOLDEN STATE ACQUISITION CORP.
                            SUPPLEMENTAL SIGNATURE PAGE
                                         TO
                    AMENDED AND RESTATED STOCKHOLDERS AGREEMENT



                       SUBSEQUENT CLOSING -- NOVEMBER 26, 1996



            By their execution hereof, GOLDEN STATE ACQUISITION CORP., a Delaware corporation (the "Company"), and each of the undersigned (each, a "Stockholder" and collectively, the "Stockholders"), hereby become parties to the Amended and Restated Stockholders Agreement dated as of October 10, 1996 (the "Stockholders Agreement") by and among the Company, and the parties set forth on the signature page thereof. As of the date hereof, the Company and the Stockholders each acknowledge and agree to the provisions, terms and conditions of the Stockholders Agreement with respect to the shares of the Company's
Class K Common Stock set forth opposite each Stockholder's name on Exhibit B hereto.


            IN WITNESS WHEREOF, this Supplemental Signature Page has been executed and delivered as of the date forth set forth above.


                                    GOLDEN STATE ACQUISITION CORP.


                                    By:
                                          -------------------------------------
                                          Jeffrey B. O'Neill
                                          President


                  [SIGNATURES CONTINUED ON FOLLOWING PAGE]

STOCKHOLDERS:                 R&M PARTNERS/GSV, G.P.


                                    By:
                                          -------------------------------------
                                          Jeffrey L. DuRocher
                                          General Partner

                                    Address:    Riordan & McKinzie
                                                300 South Grand Avenue
                                                29th Floor
                                                Los Angeles, CA  90071
                                                Telephone:  (213) 629-4824
                                                Facsimile:  (213) 229-8550



                                    -------------------------------------------
                                    Victor Palmieri

                                    Address:    The Palmieri Company
                                                245 Park Avenue, 35th Floor
                                                New York, New York  10167
                                                Telephone:  (212) 972-8060
                                                Facsimile:  (212) 972-7924



                                    -------------------------------------------
                                    Peter Mullin



                                    Address:    Mullin Consulting Inc.
                                                644 South Figueroa Street
                                                Los Angeles, CA  90017
                                                Telephone:  (213) 488-8500
                                                Facsimile:  (213) 622-4800

                                      EXHIBIT B


                         SCHEDULE OF SUBSEQUENT STOCKHOLDERS


------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                                Number of Shares of
            Stockholder                         Class K Common Stock
            -----------                         --------------------
------------------------------------------------------------------------------
            R&M Partners/GSV, G.P.                    20,661
------------------------------------------------------------------------------
            Peter Mullin                               6,887
------------------------------------------------------------------------------
            Victor Palmieri                            6,887
------------------------------------------------------------------------------
                                    TOTAL             34,435
------------------------------------------------------------------------------
------------------------------------------------------------------------------




                                          3